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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
First Community Bank of the Desert:

   We consent to the inclusion in the Registration Statement of First Community Bancorp on Form S-4, of our report dated February 29, 2000, relating to the consolidated balance sheets as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows of First Community Bank of the Desert for each of the years in the three-year period ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus, which is part of such Registration Statement.

                                          /s/ KPMG LLP

Los Angeles, California

March 1, 2000